EXHIBIT 4.3

AMENDMENT NO. 7

TO MASTER REPURCHASE AGREEMENT

Amendment No. 7 to Master Repurchase Agreement, dated as of September 18, 2003 (this “Amendment”), among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the “Buyer”) and FAMILY LENDING SERVICES, INC. (the “Seller”).

RECITALS

The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of October 5, 2001, as amended by Amendment No. 1, dated as of December 28, 2001, Amendment No. 2, dated as of March 1, 2002 Amendment No. 3, dated as of October 4, 2002, Amendment No. 4, dated as of October 9, 2002, Amendment No. 5, dated as of November 18, 2002 and Amendment No. 6, dated as of January 15, 2003 (the “Existing Master Repurchase Agreement”; as amended by this Amendment, the “Master Repurchase Agreement”). Amendment No. 1, Amendment No. 4, Amendment No. 5 and Amendment No. 6, were temporary amendments and are no longer of any force or effect. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Master Repurchase Agreement.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions:

(a) The following definitions are hereby inserted in their proper alphabetical order:

“Additional Increased Aggregate Purchase Price” means THIRTY MILLION DOLLARS.

“Additional Increased Maximum Aggregate Purchase Price Period” means the period from and including December 1, 2003 up to but not including February 28, 2004.”

(b) The definition of “Adjusted Tangible Net Worth” is hereby amended by deleting it in its entirety and replacing it with the following:

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus 1% of the outstanding servicing portfolio balance of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause

Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt), minus all intangible assets, including capitalized servicing rights, goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses (to the extent not offset by related deferred income), prepaid expenses, receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP.”

(c) Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “High Cost Mortgage Loan” in its entirety and replacing it with the following language:

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).”

(d) The definition of “Increased Aggregate Purchase Price” is hereby amended by deleting it in its entirety and replacing it with the following:

“Increased Aggregate Purchase Price” means FIFTEEN MILLION DOLLARS ($15,000,000).”

(e) The definition of “Increased Maximum Aggregate Purchase Price Period” is hereby amended by deleting it in its entirety and replacing it with the following:

“Increased Maximum Aggregate Purchase Price Period” means the period from and including October 1, 2003 up to but not including March 31, 2004.”

(f) The definition of “Increased Purchase Price Mortgage Loan” is hereby amended by deleting it in its entirety and replacing it with the following:

“Increased Purchase Price Mortgage Loan” means a Mortgage Loan which is purchased with the proceeds of the Additional Increased Aggregate Purchase Price. Any Mortgage Loans subject to a Transaction will first be attributed to the Standard Aggregate Purchase Price and the Increased Aggregate Purchase Price prior to any Mortgage Loans being attributed to the Additional Increased Aggregate Purchase Price. To the extent that funds are no longer available under the Standard Aggregate Purchase Price or the Increased Aggregate Purchase Price, any further Mortgage Loans subject to a Transaction will be considered Additional Increased Purchase Price Mortgage Loans. For purposes of this Agreement, Mortgage Loans will be allocated first to the Standard Aggregate Purchase Price, then the Increased Aggregate Purchase Price, based on the date on which such Mortgage Loan becomes subject to this Agreement, commencing from the earliest date to the most recent date.”

(g) The definition of “Maximum Aggregate Purchase Price” is hereby amended by deleting it in its entirety and replacing it with the following:

“Maximum Aggregate Purchase Price” means the sum of (a) the Standard Aggregate Purchase Price plus, to the extent applicable, (b) the Increased Aggregate Purchase Price during the Increased Maximum Aggregate Purchase Price Period plus, to the extent applicable, (c) the Additional Increased Aggregate Purchase Price during the Additional Increased Maximum Aggregate Purchase Price Period. All funds made available by Buyer to Seller under this Agreement will first be attributed to the Standard Aggregate Purchase Price, then the Increased Aggregate Purchase Price and the Additional Increased Aggregate Purchase Price.”

(h) The definition of “Purchase Price Percentage” is hereby amended by deleting it in its entirety and replacing it with the following:

“Purchase Price Percentage” means

(i) with respect to each Increased Purchase Price Mortgage Loan, 92%; and

(ii) with respect to each Mortgage Loan (other than Increased Purchase Price Mortgage Loans), the following percentage, as applicable:

(a) 98% with respect to Purchased Mortgage Loans that are Jumbo Mortgage Loans (other than Second Lien Mortgage Loans);

(b) 98% with respect to Purchased Mortgage Loans that are Conforming Mortgage Loans (other than Second Lien Mortgage Loans);

(c) 97% with respect to Purchased Mortgage Loans that are Alt A Mortgage Loans (other than Second Lien Mortgage Loans);

(d) 95% with respect to Purchased Mortgage Loans that are Sub-Prime Mortgage Loans;

(e) 95% with respect to Purchased Mortgage Loans that are Second Lien Mortgage Loans; and

(iii) with respect to Transactions the subject which are Exception Mortgage Loans, a percentage to be determined by Buyer in its sole discretion.”

(iv) The definition of “Standard Aggregate Purchase Price” is hereby amended by deleting it in its entirety and replacing it with the following:

“Standard Aggregate Purchase Price” means SIXTY MILLION DOLLARS ($60,000,000).”

(i) The definition of “Termination Date” is hereby amended by deleting it in its entirety and replacing it with the following:

“Termination Date” means the earlier of (a) April 3, 2004, or (b) the date of the occurrence of an Event of Default.”

(j) Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Test Period” in its entirety and replacing it with the following language:

“Test Period” means any calendar quarter.”

(k) Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the definition of “Wet-Ink Documents” in its entirety and replacing it with the following language:

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Mortgage Loan Schedule.”

SECTION 2. Margin Maintenance. Section 6 of the Existing Repurchase Agreement is hereby amended by adding the following subclause (c) at the end thereof:

“(c). In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, Buyer may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.”

SECTION 3. Representations and Warranties. Section 13(a) of the Existing Repurchase Agreement is hereby amended by adding the following subclauses (25) and (26) at the end thereof:

“(25) No Reliance. Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.”

“(26) Plan Assets. Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.”

SECTION 4. Covenants. Section 14(b) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Indebtedness to Adjusted Tangible Net Worth Ratio. Seller’s ratio of Indebtedness to Adjusted Tangible Net Worth shall not exceed 13:1.”

SECTION 5. Section 14 of the Existing Repurchase Agreement is hereby amended by adding the following clause (cc) at the end thereof:

“(cc) Plan Assets. Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or any Transaction hereunder.”

SECTION 6. Events of Default.

(a) Section 15(f) of the Existing Master Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(f) Breach of Financial Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19), 13(a)(23), 14a, 14b, 14d, 14q, 14u, 14v, 14aa or14cc of this Agreement.”

SECTION 7. Remedies Upon Default. Section 16(d) of the Existing Master Repurchase Agreement is hereby amended by adding the following sentence at the end thereof:

“Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder, which credited amount shall not be less than the price received if Buyer had sold such Purchased Mortgage Loans in accordance with this Section 16(d).”

SECTION 8. Reports. Section 17(a)(7) of the Existing Master Repurchase Agreement is hereby amended by adding the following subclause (h) at the end thereof:

“(h) any material change in the Indebtedness of the Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto. This section (h) does not apply to daily borrowings and payoffs with respect to any mortgage loans being financed under any Indebtedness.”

SECTION 9. Power of Attorney. Section 28 of the Existing Master Repurchase Agreement is hereby amended by replacing the phrase “Purchased Mortgage Loans” with “Repurchase Assets” in the second sentence thereof.

SECTION 10. Confidentiality. Section 32 of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“This Agreement, its terms, provisions, supplements and amendments, and notices hereunder, shall be held in strict confidence and shall not be disclosed to any third party (other than by Buyer to affiliates of Buyer) without the written consent of Buyer and Seller. In addition, all business or other information disclosed by Seller to Buyer in connection with this Agreement shall be held in strict confidence by Buyer and its affiliates and shall not be disclosed to any third party without the written consent of Seller. Notwithstanding the foregoing, the preceding sentences shall not apply to information which (i) was already in Buyer’s possession prior to the date such information was supplied by Seller, (ii) is or becomes available to Buyer from a source other than Seller, provided that such source is not known by Buyer to be bound by a confidentiality agreement with Seller, (iii) is or becomes generally available to the public, (iv) was or is independently developed by Buyer, and/or (v) is required by law (including, without limitation, any disclosure that is required or advisable under applicable securities laws) or requested by judicial or regulatory process to be disclosed. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Transactions, any fact relevant to understanding the federal tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or Agent or any pricing terms (including, without limitation, the Pricing Rate, Non-Utilization Fee, Facility Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Transactions and is not relevant to understanding the purported or claimed federal income tax treatment of the Transactions, without the prior written consent of the Buyer.”

SECTION 11. Schedules. Representation and Warranty (yy) in Schedule 1 of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(yy) Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.”

SECTION 12. Exhibits. Exhibit D to the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A to this Amendment.

SECTION 13. Conditions Precedent. This Amendment shall become effective on April 4, 2003 (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

3.2 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a) this Amendment, executed and delivered by duly authorized officers of the Buyer and the Seller;

(b) a Reaffirmation of Subordination and Standstill Agreement, executed and delivered by a duly authorized officer of Standard Pacific Corp; and

(c) such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 14. Representations and Warranties. Seller hereby represents and warrants to the Buyer that, as of the date hereof, it is in compliance in all material respects with the terms and provisions set forth in the Existing Master Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Existing Master Repurchase Agreement.

SECTION 15. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 16. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 17. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:	CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as Buyer

	By:	/s/ JEFFERY A. DETWILER

	Name:	Jeffery A. Detwiler
	Title:	Managing Director

Seller:	FAMILY LENDING SERVICES, INC. as Seller

	By:	/s/ RICHARD N. AMBROSE

	Name:	Richard N. Ambrose
	Title:	President

By:	/s/ JOHN M. STEPHENS

Name:	John M. Stephens
Title:	Assistant Treasurer